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                                                                   EXHIBIT 23.2
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                         Independent Auditors' Consent

The Board of Directors
Cass Commercial Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 of Cass Commercial Corporation (Cass) of our report dated January 24, 1997, relating to the consolidated balance sheets of Cass and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Cass.

                                    s/KPMG PEAT MARWICK LLP

St. Louis, Missouri
January 7, 1998


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